Exhibit 10.10

VOCODIA HOLDINGS CORP.

6401 Congress Avenue

Suite 160

Boca Raton, Florida 33487

December         , 2023

[ * ]

Re: Note Extension and Increased Conversion Shares

Holder: [*]	Original Issue Discount:	15%
Original Issue Date: September 14, 2022	Subscription Amount:	$[*]
Maturity Date: June 30, 2023	Original Principal Amount and Accrued Interest:	$$[*]
Extended Maturity Date: February 14, 2024	Increased Conversion Shares:	[*] (145% of the original Conversion Shares)

Dear Sirs:

Reference is made to that certain (i) Securities Purchase Agreement, dated as of September 17, 2022 (the “Purchase Agreement”), by and between Vocodia Holdings Corp., a Wyoming corporation (the “Company”) and the undersigned (“Holder”), and (ii) the Note (as defined in the Purchase Agreement) of the Company in the Original Principal Amount set forth above issued in favor of Holder thereunder. Each of the Company and the Holder shall be referred to in this letter as a “Party” and together as the “Parties”. Other capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement or the Note, as applicable.

For good and valuable consideration, the Parties hereby agree as follows.

1. Extended Maturity Date. The Parties hereby agree that, notwithstanding anything to the contrary set forth in the Purchase Agreement, the Note or any of the Transaction Documents to the contrary, the Maturity Date under the Note is hereby extended to February 14, 2024 (the “Extended Maturity Date”).

2. Increased Conversion Shares. In consideration for the extension of the Maturity Date, Section 2(c) of the Note is hereby amended to provide that, in the event of a Conversion of the Note (including after and during the continuance of an Event of Default, as provided in section 5(b) of the Note), not later than three (3) Business Days after the Shares Delivery Date, the Company shall deliver, or cause to be delivered, to the Holder a certificate or certificates representing a number of Conversion Shares equal to: (A) the Payment Amount, Prepayment Amount or Mandatory Default Amount (as applicable) divided by (B) the Conversion Price multiplied by (C) 1.2 (the “Increased Conversion Shares”). In lieu of issuing fractional Increased Conversion Shares upon Conversion of all or any portion of the Note, the Company shall pay cash in an amount equal to the product of the then applicable Conversion Price per Increased Conversion Share and the number of fractional shares that would otherwise be issuable thereunder. For illustrative purposes only, assuming a Conversion Price of $2.60, which represents 65% of the offering price per share of Common Stock of $4.00, which is the midpoint of the estimated price range set forth on the prospectus for the initial public offering of the Company, and the Holder’s Original Principal Amount and accrued interest of $[*], Holder would receive [*] shares of Common Stock of the Company at the Extended Maturity Date (i.e., $[*] divided by $2.60 multiplied by 1.2, further multiplied by 1.45).

3. Registration of the Increased Conversion Shares. In accordance with the terms of that certain Registration Rights Agreement, dated as of September 17, 2022 (the “Registration Rights Agreement”), between the Company and the Holder, Company shall cause the Increased Conversion Shares to be included in the Registration Statement on Form S-1 under the Securities Act of 1933, as amended, with respect to its intended initial public offering of shares of Common Stock, in order to register the Increased Conversion Shares for public sale.

4. Material Non-Public Information. The Company hereby represents and warrants and covenants to the Holder that nothing contained herein or otherwise disclosed to the Holder by the Company in connection herewith constitutes material, non-public information. As of the date hereof, the Company shall have disclosed all material, non-public information (if any) provided up to the date hereof to the Holder by the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that has not previously been publicly disclosed by the Company in a filing with the U.S. Securities and Exchange Commission.

5. No Confidentiality. The Company hereby covenants and agrees that, as of the date hereof, (i) the Holder has no confidentiality or similar obligation under any agreement to the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents and (ii) the Holder has not made any agreement with the Company, any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agent not to purchase or sell, long and/or short, the Common Stock or any other securities of the Company.

6. Governing Law. This agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona without regard to principles of conflicts of law thereof. Each Party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a Party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the New York Courts. Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents, including this letter), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under the Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this letter, the Note or the transactions contemplated hereby. If any Party shall commence an action or proceeding to enforce any provisions of this letter or the Note, then the prevailing Party in such action or proceeding shall be reimbursed by the other Party for its attorney’s fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

7. Counterparts. This letter may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

8. No Other Modifications. Except as specifically and expressly amended hereby, all other terms and conditions of each of the Purchase Agreement, the Note, the Warrants sold pursuant to the Purchase Agreement, the Security Agreement and the Registration Rights Agreement, shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

Please execute this letter in the space provided below in order to evidence your agreement with the terms hereof.

Very truly yours,

Vocodia Holdings Corp.

By:
Name:	Brian Podolak
Title:	Chief Executive Officer

Acknowledged and Agreed:

[*]: